Exhibit 99.1
ENCORE ENERGY PARTNERS LP
DENBURY RESOURCES INC.
DENBURY PROVIDES ENP UPDATE
P R E S S       R E L E A S E
News Release
Released at 7:30 AM CDT
     DALLAS, Sept. 2, 2010 (BUSINESS WIRE) —Denbury Resources Inc. (NYSE: DNR) (“Denbury”), as the owner of Encore Energy Partners GP LLC (the “General Partner”), the general partner of Encore Energy Partners LP (NYSE: ENP) (“ENP”), together with ENP, today announced that Denbury and ENP have terminated the previously announced consideration of a sale or other asset transaction between Denbury and ENP regarding Elk Basin field. This process had been initiated in light of the substantial future capital requirements to flood that field as a possible CO2 tertiary project. No agreement could be reached on the value of the potential tertiary reserves. Denbury will now focus on its previously announced intent to sell its interest in the General Partner and all or part of the ENP common units that Denbury owns.
     ENP and Denbury also announced that Denbury has appointed six additional directors to the board of the General Partner. Four of the new directors are members of Denbury senior management, Phil Rykhoek, Tracy Evans, Bob Cornelius and Mark Allen. In addition, Martin G. White and David C. Baggett, both independent directors, have been appointed to the board. Messrs. White and Baggett previously served on the board of the general partner of Genesis Energy, L.P. (AMEX: GEL) between March 2008 and February 2010, a period during which Denbury owned the general partner of that entity.
     Martin White retired in 2006 from Occidental Chemical Corporation (OxyChem) after most recently serving as Vice President of OxyChem’s joint venture, OxyVinyls, a position he held since the formation of OxyVinyls in May 1999. David C. Baggett is the founder and managing partner of Opportune LLP, a financial consulting firm formed in June 2005. From April 2003 until June 2005 he was a private investor. From October 1998 until April 2003, he held various positions at American Plumbing and Mechanical, including President, Chief Operating Officer, Chief Financial Officer and board member.
About the Partnership
     By virtue of Denbury’s acquisition of Encore Acquisition Company on March 9, 2010, Denbury now owns the general partner of ENP and approximately 46% of the common units of ENP. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.

Contact Information
Denbury Resources Inc.
Phil Rykhoek, CEO
Mark Allen, Sr. VP and CFO
972-673-2000